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LETTER REGARDING CHANGE IN ACCOUNTING PRINCIPLE                     EXHIBIT 18.1




April 18, 2002


Mr. Warren C. Jenson
Senior Vice President and Chief Financial Officer
Amazon.com, Inc.
1200 12th Avenue South, Suite 1200
Seattle, Washington  98144-2734

Dear Sir:

Note 1 of Notes to Consolidated Financial Statements (Unaudited) of Amazon.com, Inc. (the Company), included in its Form 10-Q for the three months ended March 31, 2002, describes a change in the method of determining inventory cost from specific-identification to first-in first-out (FIFO). There are no authoritative criteria for determining a "preferable" inventory costing method based on the particular circumstances; however, we conclude that such change in the method of accounting is to an acceptable alternative method which, based on your business judgment to make this change and for the stated reasons, is preferable in your circumstances. We have not conducted an audit in accordance with auditing standards generally accepted in the United States of any financial statements of the Company as of any date or for any period subsequent to December 31, 2001, and, therefore, we do not express any opinion on any financial statements of the Company subsequent to that date.

                                              Very truly yours,

                                              /s/ Ernst & Young LLP

                                              ERNST & YOUNG LLP